Farmer Mac Declares Dividend on
Series H Preferred Stock

WASHINGTON, D.C., September 10, 2025 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a dividend on the company’s recently issued 6.500% Non-Cumulative Preferred Stock, Series H (NYSE: AGM.PR.H) (the “Series H Preferred Stock”). The dividend of $0.2347222 per share of Series H Preferred Stock is for the period from but not including August 25, 2025 (the issuance date) to and including October 17, 2025. This preferred stock dividend will be payable on October 17, 2025, to holders of record of the Series H Preferred Stock as of October 1, 2025. Farmer Mac’s board of directors had previously declared dividends on the company’s three classes of common stock (Class A, Class B, and Class C) and four other series of outstanding preferred stock (Series D, Series E, Series F, and Series G), which was announced on August 14, 2025.

About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure. Our secondary market provides liquidity to our nation’s agricultural and infrastructure businesses, supporting a vibrant and strong rural America. We offer a wide range of solutions to help meet financial institutions’ growth, liquidity, risk management, and capital relief needs across diverse markets, including agriculture, agribusiness, broadband infrastructure, power and utilities, and renewable energy. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Lisa Meyer, Media Inquiries
        (202) 872-7700

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